Exhibit 10.42.2

C	D	T	Building 2020 Cambourne Business Park Cambridgeshire CB3 6DW Tel: +44 (0)1954 713600 Fax: +44 (0)1954 713620

[Date]

STRICTLY PERSONAL AND CONFIDENTIAL

To:	[Bonus Holder]

The Cambridge Display Technology, Inc. Special Bonus Plan

Introduction

I am pleased to inform you that the Board of Cambridge Display Technology, Inc. (the “Company”) has approved a new plan, the Cambridge Display Technology, Inc. Special Bonus Plan (the “Plan”), participation in which is, at the Compensation Committee’s discretion, available to all employees of the Group.

Summary of the Plan and your participation in the Plan

Under the Plan the Compensation Committee may grant bonus awards to employees (a “Bonus”), the value of which will be calculated by reference to the net value of the Company at a “Liquidity Event” (the “Exit Value”).

A “Liquidity Event” is defined, broadly, as either a sale of the Company’s shares or assets (a “Sale”) or a listing of the Company’s shares on a recognised stock exchange (a “Public Offering”), whichever is the earliest.

The Pool set aside by the Board for the purposes of granting awards to employees is an increasing percentage of the Exit Value of the Company – as follows:

Valuation at Liquidity Event ($ millions)	Plan Pool (%)
0 to 100	6
over 100 but not more than 200	8
over 200 but not more than 300	10
over 300	15

Cambridge Display Technology, Inc. registered at 9 East Lockerman Street, Suite 1B, Dover, DE 19901 USA.

The size of the Pool is fixed at the time of the Liquidity Event. As of the date of this letter, pricing of a listing for CDT’s shares on the NASDAQ exchange has been fixed at $12/share, giving an Exit Value of $204M.

The size of the pool therefore is:

$6M + $8M + (0.1 x $4M) = $14.4M

which converts, at $12 per share, to a Pool consisting of 1.2 million shares.

Each participant will be awarded a certain percentage of the fixed Pool (the “Notified Percentage”). On a Liquidity Event, the value of a participant’s Bonus under the Plan will be calculated as the difference between the value of a participant’s Notified Percentage of the Pool and the aggregate realisable gain on any options held or exercised by the participant on, or prior, to the Liquidity Event.

Based on the above, I am pleased to inform you that your share of the Pool has been set at [notified percentage] and, since your aggregate realisable gain on your options is nil, your Bonus is in respect of [number] shares.

The division of the Pool among the members of the Plan has been decided in consultation with the members of the Compensation Committee. They (and I) have taken into consideration primarily the number of options you currently hold and the strike price of these options. A minimum participation of 100 shares has been set to ensure that all employees have a stake in the future of the Company.

Cambridge Display Technology, Inc. registered at 9 East Lockerman Street, Suite 1B, Dover, DE 19901 USA.

You should note that in approving this Plan, the Board has stipulated a number of reservations. The most important are:

1.	Where a Bonus becomes payable pursuant to a Liquidity Event which is a Public Offering, participants shall receive a right to receive shares of common stock in the Company which are forfeitable in certain circumstances as outlined in the Plan Rules.

2.	In order to maintain management stability in the period post a Public Offering, a third of a participants’ Bonus shall vest on each anniversary of the date of such Public Offering. This means that you must remain in employment with the CDT group for at least three years after a Public Offering in order for a Bonus to fully vest.

3.	In the case of a Bonus which is payable following a Public Offering, the Compensation Committee reserves the right to determine the date on which any vested Bonus shall be paid to a member i.e. the Plan Payment Date, by reference to when there is Sufficient Liquidity in the market (as defined in the Plan Rules), except for participants who are US taxpayers, to whom payment of each tranche of shares will be made on the first anniversary of each vesting date.

4.	The Plan Rules also prescribe when and how many shares of common stock received under a Bonus may be sold by a participant and which broker a participant should use for such a sale.

How to Participate in the Plan

The above is a summary of some of the key features of the Plan, participation in which is subject to the Plan Rules (a copy of which has been distributed and can also be found on the Company Knowledge Library). A copy of a Briefing Note, summarising how the Plan works has also been distributed and is available on the Company Knowledge Library. Please note that this is only a guide and in the event of any conflict between the guide and the Rules of the Plan, the latter shall prevail.

If you would like to participate in the Plan, please, sign and date the enclosed duplicate copy of this letter and return it within 7 days to the Human Resources Department at CDT. Please note that the decision whether to participate in the Plan is for you alone and the Company and its Officers cannot advise you in this respect. If you are in any doubt as to what

Cambridge Display Technology, Inc. registered at 9 East Lockerman Street, Suite 1B, Dover, DE 19901 USA.

action you should take or as to your personal tax position, you should consult an appropriate professional adviser.

The Board believes that by allowing all employees, by virtue of the Plan, to participate in the equity of the Company, it is a real incentive to create value for the shareholders and employees alike. As noted above, the Plan is structured to ensure that these rewards come to those who ‘stay the course’, continuing to support the growth of the Company.

Yours sincerely,

David Fyfe

I wish to participate in the Plan on the terms set out in this letter and the Plan Rules.

Date:

Signature:

Print Name:

Cambridge Display Technology, Inc. registered at 9 East Lockerman Street, Suite 1B, Dover, DE 19901 USA.